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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Fair Isaac Corporation

(Name of Registrant as Specified In Its Charter)

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FAIR ISAAC CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 6, 2006,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Monday, February 6, 2006

PLACE	Offices of Fair Isaac Corporation 901 Marquette Avenue, 33rd Floor Minneapolis, Minnesota 55402-3232

ITEMS OF BUSINESS	1. To elect eight directors to serve until the 2007 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Friday, December 9, 2005. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2005 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the internet or telephone voting instructions on the proxy card. Any stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to attest to such ownership at the registration table prior to the Annual Meeting.

Andrea M. Fike Vice President, General Counsel and Secretary
December 30, 2005

Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232
INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING PROCEDURES
Proxy Statement
      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair Isaac Corporation (“Fair Isaac,” the “Company,” “we” or “us”), a Delaware corporation, of proxies to be voted at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, February 6, 2006, and at any postponement or adjournment thereof. A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2005, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 30, 2005.
Voting of Shares Represented by Proxies on Items of Business
      The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to our Office of the Secretary or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy. However, any stockholder who attends the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with instructions on the proxy card. If no such specifications are made, proxies will be voted FOR the election of the eight nominees for director listed in this Proxy Statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (hereinafter “independent auditors” or “independent accountants”) for the fiscal year 2006.
Voting of Shares Represented by Proxies on Other Business
      The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.
Proxy Solicitation
      We will bear the expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby, and we will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, our officers and other employees may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies, and no additional compensation will be paid for such solicitation. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, at a cost of $2,500, plus normal out-of-pocket expenses.
Outstanding Shares
      Only holders of our Common Stock at the close of business on December 9, 2005 (the “Record Date”), are entitled to receive this notice and to vote their shares at the Annual Meeting. At the close of business on the Record Date, there were 64,652,007 shares of Common Stock, $0.01 par value, issued and outstanding, and 24,204,776 shares of Common Stock were held as treasury stock by the Company. The shares held as treasury stock are not entitled to vote.

Voting Rights
      Each share of Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting, subject to the provisions regarding cumulative voting in the election of directors. As to the election of the directors, each stockholder is entitled to one vote per share, multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single candidate or may distribute them among two or more director candidates, as the stockholder sees fit. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of our director nominees as they may determine, other than among those candidates for whom authority to vote has been withheld.
Votes Required
      A plurality of the votes cast is required for the election of each of the eight nominees for director listed in this Proxy Statement under Proposal 1. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify Proposal 2, the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year 2006. Abstentions will be counted toward a quorum and have the effect of negative votes with regard to Proposal 2. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted towards a quorum and will have the same effect as negative votes with regard to Proposal 2. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.
Confidential Nature of Voting
      Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of elections will be an independent third party not under our control.
INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES AND CERTAIN
CORPORATE GOVERNANCE MATTERS
Board Meetings, Committees and Attendance
      During fiscal 2005, our Board of Directors met eight times. During fiscal 2005, the Board had three standing committees: the Audit Committee; the Compensation Committee; and the Governance, Nominating and Executive Committee. Each incumbent director attended more than 75% of the aggregate number of all Board meetings and meetings of committees on which the director served during fiscal 2005.
Availability of Certain Information Concerning Corporate Governance
      Each committee’s current charter, the criteria used to determine the independence of our directors and committee members, the Company’s Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Management, and our Corporate Governance Guidelines are available free of charge on the Company’s website, www.fairisaac.com. This information is also available in print by writing to the Office of the Secretary at our corporate headquarters. The Company’s Amended and Restated Audit Committee Charter, which was amended and restated as of November 21, 2005, is attached hereto as Exhibit A.

      The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The Company’s unqualified Annual Written Affirmation and Chief Executive Officer’s certification for fiscal 2005 were filed with the NYSE February 17, 2005, and were reaffirmed thereafter in connection with other filings required by the NYSE.
Lead Independent Director
      Our Corporate Governance Guidelines provide that independent directors will meet in executive session at each regular Board meeting. The Chair of the Board presides at these meetings. A. George Battle, the Chair of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. The Company’s independent directors met four times in fiscal 2005 in executive session without the Chief Executive Officer or other management present.
Director Independence Criteria
      The Board of Directors has adopted criteria consistent with the NYSE listing requirements for use in determining whether its directors and director nominees are independent. The Board has determined that a majority of the Board as a whole is composed of “independent directors,” and each member of its standing committees is an “independent director” under these criteria. Thomas G. Grudnowski is the only current director who is not an “independent director” under NYSE listing requirements.
Attendance at Annual Meeting of Stockholders
      It is the policy of the Company, set forth in our Corporate Governance Guidelines, that directors should attend the Company’s annual meetings of stockholders, absent special circumstances. All persons nominated for election in 2005 as director and who were directors at the time of our 2005 Annual Meeting of Stockholders attended that meeting.
Policy for Stockholder and Other Interested Parties’ Communications with Board
      All interested parties, whether stockholders or otherwise, may send written communications to the Board of Directors or specified individual directors by addressing their communications to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Secretary and delivered, in the form received, to the presiding director or, if so addressed, to a specified director.
Audit Committee
      The Audit Committee is a separate committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are A. George Battle, Andrew Cecere, Guy R. Henshaw (Chair), and David S. P. Hopkins. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent auditors in their audit of our annual financial statements. The Audit Committee meets with management and the Company’s independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Board has determined that Mr. Battle and Mr. Cecere are each an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Exchange Act, and that all Audit Committee members are “financially literate,” consistent with NYSE listing standards. The Audit Committee held eleven meetings during fiscal 2005.
Compensation Committee
      The members of the Compensation Committee are Tony J. Christianson, Alex W. Hart, and Margaret L. Taylor (Chair). The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), 2002 Stock Bonus Plan (“SBP”), and 2003 Employment Inducement Award Plan (“EIAP”). The Compensation Committee held seven meetings during fiscal 2005.
Governance, Nominating and Executive Committee
      The members of the Governance, Nominating and Executive Committee are A. George Battle (Chair), Guy R. Henshaw, and Margaret L. Taylor. This Committee may exercise certain powers of the full Board. It is also responsible for developing and recommending to the Board a set of corporate governance principles, identifying and considering appropriate candidates for election to the Board, and establishing the agenda for Board meetings. The Governance, Nominating and Executive Committee held six meetings during fiscal 2005.
      Evaluation of Director Candidates. In evaluating director candidates, the Committee will review all nominees for director regardless of the source of the nomination and will consider, in accordance with its charter, the composition of the Board as a whole, the requisite characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee has not established specific minimum qualifications in this regard. The Committee will recommend to the Board those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such considerations as independence, experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board.
      Candidates Recommended by Stockholders. The Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates to the Committee should write to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, stating in detail the candidate’s qualifications for consideration by the Committee. If a stockholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures set out in the Company’s By-laws.
      Action on Director Candidates. Following consideration by the Governance, Nominating and Executive Committee, the full Board will review and act, or recommend action to the stockholders, as appropriate, with respect to director nominees. Invitation to join the Board will be extended by the Board, acting through its Chair, and by the Chief Executive Officer.
      Board, Committee and Director Performance. The Governance, Nominating and Executive Committee oversees the processes developed by each of the Board’s committees for the execution of its duties, and oversees and reports to the Board on an annual self-assessment of the performance of the Board, each standing committee of the Board, and each individual Director.
Director Compensation
      Each director who is not an employee of the Company (an “Outside Director”) receives a combination of cash and options to purchase Company stock. We periodically review our program of director compensation in view of our belief that director compensation should be competitive, and should link rewards to stockholder returns through increased ownership of our stock. During fiscal 2005, Outside Directors were compensated as described below.
      Cash Compensation. In fiscal 2005, each Outside Director other than the Chair received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. The Chair received an annual retainer of $40,000 for services as Chair, plus $2,000 for each Board and $1,000 for each committee meeting attended. Outside Directors who are chairs of standing committees at the time of the Annual Meeting of Stockholders received an additional $5,000 per year. Each Outside Director has the right, prior to the annual meeting, to elect to receive such annual retainer in the form of options to purchase our Common Stock instead of cash, on the same terms as the annual grants to Outside Directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. In 2005, Ms. Taylor received an option to purchase 1,168 shares pursuant to such an election. If a director becomes a committee chair after the Annual Meeting of Stockholders, he or she receives, in lieu of any other compensation with respect to that position, $15,000, $10,000 or $5,000, if he or she assumes that position in the first through third, fourth through sixth, or seventh through ninth months, respectively, after the Annual Meeting of Stockholders for that year.
      Stock Compensation. Under our LTIP as amended, each Outside Director receives a grant of 30,000 non-qualified stock options (the “Initial Grant”) upon election as an Outside Director and a grant of 11,250 non-qualified options on the date of each Annual Meeting, provided such member has been an Outside Director since the prior Annual Meeting (the “Annual Grant”). In addition, each Outside Director who serves as a standing committee chairperson receives 1,500 non-qualified stock options (“Committee Chair Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election, and they are exercisable in full upon termination of the Outside Director’s services for any reason. Annual Grants and Committee Chair Grants are immediately exercisable upon grant. All option grants to Outside Directors expire ten years after the date of grant.
PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Nominees
      Our Board of Directors currently consists of eight members. Our Board of Directors has nominated eight persons for election as directors to serve until the 2007 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. Dr. David S.P. Hopkins will not stand for re-election at the expiration of his term as a director on February 6, 2006. All other persons listed below are nominees, and except for Mr. Lansing, are standing for re-election as a director of the Company. Mr. Lansing was recommended by non-management directors, approved by the Governance, Nominating and Executive Committee, and was nominated by the Board of Directors on November 21, 2005, to fill the vacancy that will be created by Dr. Hopkins’ departure. If any nominee is unable or declines to serve (a contingency which we do not now foresee), either the proxies named in the accompanying form will vote the shares represented by them for any nominee who may be nominated by the present Board of Directors to fill such vacancy, or the size of the Board will be reduced accordingly.
A. George Battle. Director since August 1996 and Chair of the Board of Directors since February 2002; member of the Audit Committee; Chair of the Governance, Nominating and Executive Committee; age 61.

From January 2004 through August 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Accenture Ltd., global accounting and consulting firms. Mr. Battle’s last position at Accenture was Managing Partner, Market Development, responsible for Accenture’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of the following public companies in addition to Fair Isaac: Netflix Inc., Advent Software, Inc., and Expedia, Inc. He is also a director of the following private organizations: Alaska Travel Adventures; Masters Select Equity Mutual Fund; Masters Select International Mutual Fund; Masters Select Value Fund; and Masters Select Small Companies Fund. Mr. Battle is a Senior Fellow of the Aspen Institute and past President of the Board of Trustees of the Berkeley Repertory Theatre, past Chairman of the Board of the Head Royce School, a national trustee of the Marcus A. Foster Educational Institute and a trustee of the Seneca Center. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Andrew Cecere. Director since April 2004; member of the Audit Committee; age 45.

Mr. Cecere holds the position of Vice Chairman, Private Client, Trust and Asset Management of U.S. Bancorp, a bank holding company, a position he has held since 2001. From 1985 through 2001, he held various senior financial executive positions with U.S. Bancorp and its predecessors, including Chief Financial Officer from 2000 to 2001, vice chairman for corporate trust and leasing business lines, a member of the U.S. Bancorp Operating Committee from 2000 to 2001, and manager of treasury management, international banking and government banking functions from 1999-2000. Mr. Cecere is not a director of any public company other than Fair Isaac. He serves on the board of overseers of the Carlson School of Management at the University of Minnesota, as a director of the Greater Twin Cities United Way, Capital City Partnership, and Delta Dental of Minnesota. Mr. Cecere received an undergraduate degree from the University of St. Thomas and an M.B.A. from the University of Minnesota.
Tony J. Christianson. Director since November 1999; member of the Compensation Committee; age 53.

Since 1980, Mr. Christianson has been a Managing Partner of Cherry Tree Investments, Inc., a private equity investment firm focused on application service providers, education businesses and information technology services companies. Mr. Christianson is a director of the following public companies in addition to Fair Isaac: Transport Corp. of America and Peoples Education Holding, Inc. He is a director of the following private organizations: AmeriPride Services, Inc., Capella Education Company, Dolan Media Company, Greenspring Companies, and Adam Smith Companies, a closely held investment company where he serves as chair.. He received an undergraduate degree from Saint John’s University, Collegeville, Minnesota, and an M.B.A. from the Harvard Business School.
Thomas G. Grudnowski. Director since December 1999; President and Chief Executive Officer; age 55.

Mr. Grudnowski joined the Company on December 2, 1999, as the Company’s President and Chief Executive Officer. From 1972 until December 1, 1999, he was employed by Accenture, Ltd. He was named a partner in 1983, and his last position at Accenture was Managing Partner in charge of e-commerce ventures. Mr. Grudnowski received an undergraduate degree from Saint John’s University, Collegeville, Minnesota.
Alex W. Hart. Director since August 2002; member of the Compensation Committee; age 65.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1996. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart is a director of the following public companies in addition to Fair Isaac: Global Payments, Inc., and Silicon Valley Bancshares Inc., where he serves as Chairman of the Board. He served as a director of HNC Software Inc. (“HNC”) from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.
Guy R. Henshaw. Director since February 1994; Chair of the Audit Committee; member of the Governance, Nominating and Executive Committee; age 59.

Since October 1995, Mr. Henshaw has been a partner in Henshaw/Vierra Management Counsel, L.L.C., a strategy and management consulting firm. He is also a Vice President of Eubel, Brady & Suttman Asset Management, an investment management firm, located in Dayton, Ohio. From January 1992 until September 1995, he was Chairman and Chief Executive Officer of Payday, a payroll outsourcing services company. From 1984 to 1991 he was President, Chief Financial Officer and a director of Civic BanCorp. Mr. Henshaw is not on the board of any public company other than Fair Isaac. He serves as a director of the following private organizations: Sleepy Cat Software, iSystems LLC and Research & Diagnostic Antibodies Inc. Mr. Henshaw is a member of the Board of the John Muir/Mt. Diablo Health System and a Trustee of Ripon College. He received an undergraduate degree from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

David S. P. Hopkins. Director since August 1994; member of the Audit Committee; age 62.

Since January 1996, Dr. Hopkins has been Director of Quality Measurement and Improvement for Pacific Business Group on Health, a non-profit coalition of 45 large private and public sector employers. From January 1995 until January 1996, he was an independent consultant in health care. From 1993 to 1995, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. Mr. Hopkins is not a director of any public company other than Fair Isaac. He serves as a director of the following private organizations: the Alan Guttmacher Institute. He is also a member of advisory boards to the Joint Commission on Accreditation of Healthcare Organizations and the National Quality Forum, a not-for-profit organization formed to create a national strategy for healthcare quality and reporting. Prior to 1993 he held a number of senior management positions with Stanford University and its medical facilities. He received an undergraduate degree from Harvard University, and a Ph.D. in Operations Research and an M.S. in Statistics from Stanford University.
Margaret L. Taylor. Director since December 1999; Chair of the Compensation Committee; member of the Governance, Nominating and Executive Committee; age 54.

Since 2000, Ms. Taylor has served as a managing partner of B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until June 1999, she was a Senior Vice President of PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management of Hibernia Bank. Ms. Taylor is a director of the following public company in addition to Fair Isaac: Rightnow Technologies, Inc. She holds a B.A. in Psychology and Communications from Lone Mountain College in San Francisco, California.
William J. Lansing. Nominee for election; age 47.

Since 2004, Mr. Lansing has served as Chief Executive Officer and President of Value Vision Media, Inc., which owns and operates Shop NBC, an upscale television and Internet retailer. From 2001 to 2003, he served as a General Partner of General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000 he served as President, then as Chairman/Chief Executive Officer of Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development for General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President of Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. where he last served as a Partner in the firm’s Consumer Services Practice. Mr. Lansing serves on the following public company boards in addition to Fair Isaac: Digital River, Inc., RightNow Technologies, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.
      Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders. Officers serve until their successors are elected and qualified. There are no family relationships between any of the directors and any executive officer.
Vote Required
      A plurality of the votes cast is required for the election of each director.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      It is the responsibility of the Audit Committee to select and retain independent auditors for the fiscal year ending September 30, 2006. The Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors for the Company’s fiscal year 2006. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our By-laws or otherwise, we are submitting the selection of Deloitte & Touche to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.
      Representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.
      KPMG LLP (“KPMG”) served as our independent accountants from May 1991 through our 2004 fiscal year. On November 14, 2004, our Audit Committee dismissed KPMG as the Company’s independent accountants and appointed Deloitte & Touche as the Company’s new independent accountants. KPMG continued as the Company’s independent accountants through the completion of its audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2004. This action effectively dismissed KPMG as the Company’s independent accountants for the fiscal year that commenced on October 1, 2004.
      The report of KPMG on the Company’s consolidated financial statements for the fiscal year ended September 30, 2004, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report made reference to the Company’s change in its method of accounting for goodwill.
      In connection with its audits of the Company’s consolidated financial statements for the fiscal year ended September 30, 2004, and through the date of KPMG’s dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2004. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal year ended September 30, 2004, and through the date of KPMG’s dismissal.
      During the fiscal year ended September 30, 2004, and through the date of Deloitte & Touche’s appointment, the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      The Company has provided a copy of the above disclosures to KPMG and Deloitte & Touche, each of which has concurred with the substance thereof, as it relates to each of them, and within the scope of the knowledge and belief of each.
Audit and Non-Audit Fees
      The following table presents fees for professional audit services rendered by the Company’s independent auditors, Deloitte & Touche, for the fiscal year ended September 30, 2005, and KPMG for the fiscal year ended September 30, 2004, for the audit of the Company’s annual financial statements and fees for other services rendered by each of those firms during those respective periods.

	2005	2004

Audit Fees	$3,270,000	$2,381,000
Audit Related Fees	553,000	149,000
Tax Fees	743,000	363,000
All Other Fees	2,000	—

Total	4,568,000	$2,893,000

      Audit Fees. Audit fees consisted of fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements, quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, fees for Securities and Exchange Commission (“SEC”) registration statement services, and fees for comfort letter procedures.
      Audit Related Fees. Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans and fees related to operational system attestation services.
      Tax Fees. Tax services consisted of fees for tax consultation and tax compliance services.
      The Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined these services for fiscal 2005 and 2004 were compatible. None of the services described above were approved by the Audit Committee pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors
      The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and permitted non-audit services provided by the independent auditors.
      On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such pre-approvals are reported on at the next Audit Committee meeting.
Vote Required
      The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 9, 2005 (except as otherwise noted), by (a) each of our directors and nominees for director, (b) each of the executive officers named in the Summary Compensation Table below, (c) all of our executive officers and directors as a group, and (d) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock.

	Beneficial Ownership[1]

Directors, Nominees, Executive Officers and 5% Stockholders	Number	Percent[2]

Neuberger Berman, LLC[3]	4,379,185	6.8%
605 Third Avenue
New York, NY 10158-3698

Putnam Investment Management, LLC[3]	3,773,629	5.8%
One Post Office Square
Boston, MA 02109-2106

Kayne Anderson Rudnick Investment Management, LLC[3]	3,289,097	5.1%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067-4212

Thomas G. Grudnowski[4]	1,712,500	2.6%

Larry E. Rosenberger[5]	1,109,203	1.7%

Tony J. Christianson[6]	164,636	*

A. George Battle[7]	158,097	*

Margaret L. Taylor[8]	109,168	*

Guy R. Henshaw[9]	95,106	*

Alex W. Hart[10]	92,741	*

David S. P. Hopkins[11]	86,725	*

Charles M. Osborne[12]	78,291	*

Michael S. Chiappetta[13]	75,863	*

Gresham T. Brebach, Jr.[14]	40,000	*

Andrew Cecere[15]	6,000	*

William J. Lansing	0	0

All executive officers and directors as a group (18 persons)[16]	4,094,173	6.3%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to February 7, 2006, the shares underlying those options are included in the number for such person as if such person had exercised those options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on Form 13F filed by this person as of September 30, 2005. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Includes options for 1,690,000 shares.

[5]	Includes options for 456,452 shares.

[6]	Includes options for 143,261 shares.

[7]	Includes options for 138,750 shares. Also includes 4,388 shares held by Mr. Battle’s son who resides with him and includes 337 shares held by his sister, as to which he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

[8]	Includes options for 97,168 shares.

[9]	Includes options for 52,541 shares.

[10]	Includes options for 82,241 shares.

[11]	Includes options for 77,125 shares.

[12]	Includes options for 75,000 shares.

[13]	Includes options for 72,500 shares.

[14]	Includes options for 40,000 shares.

[15]	Represents options for 6,000 shares.

[16]	Includes shares described in notes 4 through 15, above, including a total of 3,249,037 shares subject to options exercisable on or prior to February 7, 2006, by all the persons in this group.

EXECUTIVE COMPENSATION
Compensation
      The following table sets forth the cash and non-cash compensation awarded to, earned by, or paid to (a) the Chief Executive Officer, and (b) each of our other four most highly compensated executive officers at the end of the Company’s 2005 fiscal year. The information is presented for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended September 30, 2005.
Summary Compensation Table

		Annual Compensation[1]				Long Term Compensation

						Awards		Payouts
				Other
				Annual		Restricted	Securities		All Other
				Compen-		Stock	Underlying	LTIP	Compen-
		Salary	Bonus	sation		Awards	Options	Payouts	sation[2]
Name and Principal Position	Year	($)	($)	($)		($)	(#)	$	($)

Thomas G. Grudnowski	2005	$649,038	$850,000	$2,551	[3]	0	150,000	0	0
President and Chief	2004	596,155	0	443	[3]	0	562,500	0	0
Executive Officer	2003	550,000	500,000	4,369	[3]	0	300,000	0	0

Charles M. Osborne	2005	$363,462	$53,000	0		0	30,000	0	$11,677
Vice President and Chief	2004	127,884	0	0		0	270,000	0	4,308
Financial Officer	2003	—	—	—		—	—	—	—

Gresham T. Brebach, Jr.	2005	$363,462	$21,250	0		0	20,000	0	0
Strategic Partners	2004	246,346	0	0		0	65,000	0	0
Vice President	2003	—	—	—		—	—	—	—

Larry E. Rosenberger	2005	$353,077	$20,640	0		0	35,000	0	$19,740
Vice President, Research	2004	336,345	0	0		0	42,500	0	19,540
and Development	2003	318,855	42,392	0		0	60,000	0	19,340

Michael S. Chiappetta	2005	$330,385	$40,000	0		0	60,000	0	$8,400
Business Unit	2004	305,193	0	0		0	50,000	0	8,200
Vice President	2003	261,827	35,768	0		0	75,000	0	11,181

[1]	For Mr. Grudnowski, represents salary, bonus, and other annual compensation earned during the indicated fiscal year, including portions thereof paid following the end of the fiscal year. For all other persons in this table, represents salary and bonus paid during the fiscal year, regardless of when earned.

[2]	Except as otherwise described in this footnote, represents for fiscal 2005 the value of employer contributions to accounts of each of the named persons in the Company’s 401(k) Plan. The amount shown in this column for Mr. Rosenberger in 2005, 2004 and 2003 includes a supplemental payment of $11,340 he received under a special provision made by the Board in 1999, upon termination of the Fair, Isaac Pension Plan.

[3]	Represents cash payments to Mr. Grudnowski to cover certain tax obligations related to the value of his use of a Company-owned aircraft. This value was determined to be $3,526 in 2005, $591 in 2004 and $14,751 in 2003.

      The following table sets forth certain information concerning options to purchase Company stock granted during fiscal 2005 to the persons named in the “Summary Compensation Table.”
Option Grants in Last Fiscal Year

	Individual Grants

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to	Exercise		Stock Price Appreciation for
	Underlying	Employees	Price		Option Term[4]
	Options	in Fiscal	Per	Expiration
Name	Granted	Year[3]	Share	Date	5%	10%

Thomas G. Grudnowski	150,000[1]	3.5%	$28.80	04/30/11	$1,619,716	$3,726,621
Charles M. Osborne	30,000[2]	0.7%	$32.01	11/14/14	$603,718	$1,529,821
Gresham T. Brebach, Jr.	20,000[2]	0.5%	$32.01	11/14/14	$402,479	$1,019,880
Larry E. Rosenberger	35,000[2]	0.8%	$32.01	11/14/14	$704,338	$1,784,791
Michael S. Chiappetta	60,000[2]	1.4%	$32.01	11/14/14	$1,207,437	$3,059,641

[1]	Granted at fair market value on October 20, 2004, vesting in three equal increments on October 20 of each of the three years commencing October 20, 2005.

[2]	Granted at fair market value on November 15, 2004, vesting in 25% increments annually on November 15 of each of the four years commencing on November 15, 2004.

[3]	Based on approximately 4,248,165 options granted to employees in fiscal 2005.

[4]	The 5% and 10% rates of appreciation are specified for illustrative purposes as required by the SEC and are not intended to forecast future appreciation, if any, of our stock. If our stock does not increase in value above the exercise price, then the option grants described in the table will be valueless.
      The following table sets forth certain information concerning the exercise, availability and value of options to purchase Company stock granted during fiscal 2005 to the persons named in the “Summary Compensation Table.”
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at FY End		at FY End[2]
	Acquired	Value
Name	on Exercise	Realized[1]	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Grudnowski	300,000	$8,101,697	1,421,251	731,249	$35,106,125	$7,873,987
Charles M. Osborne	0	$0	67,500	232,500	$750,875	$2,636,325
Gresham T. Brebach, Jr.	0	$0	20,000	65,000	$260,651	$857,351
Larry E. Rosenberger	179,844	$4,250,374	410,202	113,750	$11,890,936	$1,734,786
Michael S. Chiappetta	0	$0	31,250	135,000	$510,624	$1,938,649

[1]	Equal to the closing sales price of our Common Stock as reported by the NYSE on the date the options were exercised, less the exercise price.

[2]	Based on the closing sales price of our Common Stock as reported by the NYSE on September 30, 2005 ($44.80), less the exercise price.

      The following table provides certain information as of September 30, 2005, with respect to our equity compensation plans:
Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued upon	Weighted Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders[1]	11,286,956	$29.80	1,870,490	[2]
Equity compensation plans not approved by security holders[3]	2,016,664	$22.63	1,702,588
Total	13,303,620	$29.32	3,573,078

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the LTIP; four plans acquired as part of our acquisition of Braun Consulting, Inc. (collectively referred to as the “Braun Legacy Approved Plans”); and nine plans or arrangements acquired as part of our acquisition of HNC (collectively referred to as the “HNC Legacy Approved Plans”). A total of 58,023 shares of Common Stock are available for future issuance under the Braun Legacy Approved Plans and a total of 1,103,995 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans. Only two of the Braun Legacy Approved Plans have shares of Common Stock available for future issuance at September 30, 2005. The Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, which has 54,930 shares available, and the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan, which has 3,093 shares available. All Braun Legacy Approved Plan permitted the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. The Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan permits the issuance of options through April 23, 2010, while the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan permits the issuance of options through August 5, 2009. Under NYSE rules, use of these plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the Braun acquisition. No options have been issued under either of these plans since the Company’s acquisition of Braun in November 2004, and the Company has no present plans or commitments to issue additional options under these plans. The HNC Legacy Approved Plans and the number of shares of Common Stock available for future issuance at September 30, 2005, under each such plan are the following: 1995 Center for Adaptive Systems Applications, Inc. Stock Plan, 8,284; 1995 Compreview, Inc. Plan, 7,613 shares; 1996 Aptex Software Equity Incentive Plan, 157,728 shares; 1998 Practical Control Systems Stock Option Plan, 66,855 shares; 1999 Onyx Technologies Stock Plan, 880 shares; 1999 Systems/ Link Corporation Option Plan, 7,553 shares; the 1999 eHNC Equity Incentive Plan, 100,743 shares; 2000 Advanced Information Management Solutions, Inc. Plan, 167 shares; 2001 Equity Incentive Plan, 754,172 shares. Each of the HNC Legacy Approved Plans permits the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. Each of the HNC Legacy Approved Plans permits the issuance of options through the tenth anniversary of the plan’s adoption. Under NYSE rules, use of HNC Legacy Approved Plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under any of the HNC Legacy Approved Plans since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans.

[2]	Under the LTIP, a number of shares equal to 4% of the number of shares of our Common Stock outstanding on the last day of the preceding fiscal year are available for grant under that plan in each fiscal year. The amount shown in the table does not include the additional shares that became available for grant on October 1, 2005.

[3]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the EIAP; the SBP; the 1995 Retek Distribution Corporation stock option arrangements; the HNC 1998 Stock Option Plan; and individual option grants to some of our executive officers and our Chairman of the Board. Under each of the individual option grants, the exercise price of the options was equal to the fair market value on the date of grant and, except in one case noted below, the options vest in equal installments over four years. The recipients of these options, the grant date and the number of outstanding shares covered by the options are as follows: Thomas G. Grudnowski, August 1999, 442,500 shares (options vest 25% on the first anniversary of the grant date and in equal monthly installments thereafter during ensuing three years); Thomas G. Grudnowski; May and November 2001, 225,000 shares; and A. George Battle, February 2002, 16,875 shares. A total of 17,747 shares of Common Stock are available for future issuance under the 1995 Retek arrangements, 376,483 shares of Common Stock are available for future issuance under the HNC 1998 Stock Option Plan. All options granted under the 1995 Retek arrangements and the HNC 1998 Stock Option Plan must be granted through the tenth anniversary of the plan’s adoption, must have an exercise price equal to the fair market value on the date of grant, and generally vest over four years.
Executive Officer Employment Agreements — Thomas G. Grudnowski
      Mr. Thomas G. Grudnowski has served as the Company’s Chief Executive Officer and as a director since December 2, 1999.
      On January 30, 2004, we entered into a new employment agreement (the “Grudnowski Employment Agreement”) with Mr. Grudnowski. The Grudnowski Employment Agreement replaced an earlier employment agreement, which had expired by its terms. The material provisions of the Grudnowski Employment Agreement are summarized below.

Term. The Grudnowski Employment Agreement provides for Mr. Grudnowski’s employment as the Company’s Chief Executive Officer through January 30, 2009. This agreement will continue from year to year thereafter, unless either party gives the other party 60 days’ notice of termination.

Directorship. The Grudnowski Employment Agreement provides that the Company will nominate Mr. Grudnowski to serve as a director for so long as he is the Company’s Chief Executive Officer.

Salary. Mr. Grudnowski’s base salary is $660,000 per year, subject to annual performance-based review and upward adjustment. Downward adjustments to Mr. Grudnowski’s salary may only be made if such reductions are a part of a general reduction in the base salary of all executive officers of the Company.

Bonus. Mr. Grudnowski is eligible for an annual cash bonus of zero to two times his annual base salary, depending on the achievement of certain strategic, business, and financial objectives determined by the Compensation Committee in consultation with Mr. Grudnowski. The amount thus determined will be paid within 60 days following the end of each Company fiscal year. Mr. Grudnowski does not participate in any of the Company’s other cash bonus plans. On December 20, 2005, the Compensation Committee awarded Mr. Grudnowski an annual bonus of $850,000 for fiscal 2005. The Compensation Committee based this bonus award on the Company’s strong financial performance, including net income, earnings per share (“EPS”) and revenue components over fiscal 2004, and Mr. Grudnowski’s achievement of established strategic goals, including the expansion of the organization’s executive leadership and the development of growth opportunities in new vertical markets.

Stock Options. Pursuant to the Grudnowski Employment Agreement, for fiscal years 2004 through 2007, Mr. Grudnowski will be awarded options under the LTIP to purchase between zero and 300,000 shares, subject to adjustment for stock splits (beyond the March 10, 2004, stock split which is already reflected in these figures) and dividends, pursuant to a formula depending on the Company’s performance relative to the annual “total shareholder return” (including market performance and dividend payment) for companies listed on the S&P 900 Index compounded over the three-year period ending on the last day of the applicable fiscal year. Mr. Grudnowski was awarded options under the LTIP to purchase 150,000 shares of common stock at their closing fair market value on October 20, 2004 as part of his annual performance review for the fiscal year ended September 30, 2004. He was awarded options under the LTIP to purchase 200,000 shares of common stock at their closing fair market value on October 20, 2005, in connection with his annual performance review for the fiscal year-ended September 30, 2005. The calculations required by the Grudnowski Employment Agreement will be performed by an executive compensation firm retained by the Company, and the options will be awarded within five days after their completion. All these options vest in equal increments over three years, on each anniversary of the award date, subject to the terms of the LTIP and a stock option agreement. The number of options calculated pursuant to the Grudnowski Employment Agreement are minimum numbers, and the Company may also, in its sole discretion, grant Mr. Grudnowski additional options if such grant is deemed appropriate. No grant shall be made if the Company believes in good faith that such grant would violate applicable law or exchange rules. All such options granted to Mr. Grudnowski expire to the extent unexercised on April 30, 2011, or otherwise lapsed under the provisions of the Grudnowski Employment Agreement. The Grudnowski Employment Agreement provides that Mr. Grudnowski may exercise options granted to him for up to 2 years and 90 days after termination, unless Mr. Grudnowski’s employment is terminated for cause, in which case such options must be exercised immediately, or if he exercises his right to early termination, in which case the options must be exercised within 90 days of the date his employment with the company terminates.

Other Benefits. Mr. Grudnowski participates in the Company’s general employee benefits plans and programs. The Company provides Mr. Grudnowski with $500,000 in group term life insurance and four weeks’ paid vacation.

Other Agreements. Mr. Grudnowski reaffirmed certain customer confidentiality and non-disclosure agreements to which he was a party. Mr. Grudnowski and the Company also entered into a Management Agreement, the provisions of which are described below. The Management Agreement provides that, if severance or benefits payments are made under it, those payments are in lieu of similar benefits under any other agreement. Therefore, effectively, if any severance and benefits payments were made to Mr. Grudnowski under the Grudnowski Employment Agreement, the similar provisions of the Management Agreement would not apply, although the remainder of the Management Agreement would continue in effect, to the extent applicable.

Payments on Termination. If Mr. Grudnowski’s employment is terminated while the Grudnowski Employment Agreement is in effect (a) by the Company other than for “cause,” or (b) by Mr. Grudnowski for “good reason,” or (c) because the agreement is otherwise not renewed because of Mr. Grudnowski’s retirement or because either party has given the other a termination notice, then the Company will pay Mr. Grudnowski: (a) two times his then-current base salary, plus (b) two times the cash incentive award earned by him in the Company’s last fiscal year, plus (c) any earned but unpaid compensation. In the event of Mr. Grudnowski’s resignation, termination for cause, death or disability, Mr. Grudnowski or his estate will receive earned but unpaid compensation.

Executive Officer Change-in-Control Arrangements
      Each of Messrs. Grudnowski, Chiappetta, Osborne and Rosenberger is, or was during the period of their fiscal 2005 employment by us, a party to a Management Agreement with the Company. Subject to certain provisions in these agreements, each officer who is a party to a Management Agreement is eligible for the following benefits, among others, if such officer’s employment is terminated or the officer’s responsibilities or compensation are materially diminished within one year following the occurrence of specified events generally involving a change in control of the Company: (a) a payment equal to such officer’s annual base compensation then in effect, plus an amount equal to such officer’s bonus or cash incentive payment for the fiscal year preceding the change in control; (b) the immediate vesting of all stock options and satisfaction of the restrictions on any restricted stock held; and (c) the right to continue to participate in any health, disability and life insurance plan or other program then in effect. Change-in-control events potentially triggering benefits under the Management Agreements would occur if any person acquires 30% or more of our outstanding

Common Stock, and the current directors and those elected directors under normal circumstances cease to be a majority of the Board, or if a merger or other business combination occurs and our stockholders receive less than 70% of the resulting equity. Mr. Grudnowski’s eligibility to receive salary and benefits payments under his Management Agreement may be affected by his receipt of similar payments under the Grudnowski Employment Agreement, as described above.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      This Audit Committee is composed of four directors, each of whom has been determined by the Board to be an “independent director” under the Company’s guidelines and the New York Stock Exchange listing requirements. The members of the Audit Committee are A. George Battle, Andrew Cecere, Guy R. Henshaw and David S. P. Hopkins. The Board has determined that Mr. Battle and Mr. Cecere are each an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Exchange Act, and that all Audit Committee members are “financially literate” consistent with NYSE listing standards. The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor, and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee meets with management and the independent auditor as may be required. The independent auditor has full and free access to the Audit Committee without the presence of management. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter, as amended and restated effective November 21, 2005, is attached as Exhibit A to this Proxy Statement. This report relates to the activities undertaken by the Audit Committee in fulfilling these responsibilities.
      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America.
      On November 14, 2004, the Audit Committee approved the dismissal of KPMG LLP and appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditor for fiscal 2005. In fiscal 2005, the Audit Committee met and held discussions with management and Deloitte & Touche on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2005. This review included a discussion of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      Deloitte & Touche also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte & Touche the firm’s independence.
      During fiscal 2005, the Audit Committee reviewed all audit and non-audit services performed for the Company by Deloitte & Touche and considered whether Deloitte & Touche’s provision of non-audit services was compatible with maintaining its independence from the Company. The Audit Committee also received reports from management regarding the Company’s policies, processes and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics. In connection with these reports, the Audit Committee consulted with legal counsel regarding the corporate governance environment and considered additional procedures or matters that should be undertaken or assumed by the Audit Committee.
      During fiscal 2005, management documented, tested and evaluated the Company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent auditor on a regular basis throughout the fiscal year to discuss the progress of this process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from Deloitte & Touche its attestation report on management’s assessment and report on the Company’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Deloitte & Touche’s attestation.
      Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, as filed with the SEC.
      Submitted by the Audit Committee of the Board of Directors.
A. George Battle
Andrew Cecere
Guy R. Henshaw (Chair)
David S. P. Hopkins
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined by the Board to be an “independent director” under the Company’s criteria for determining director independence and the New York Stock Exchange listing requirements. The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Compensation Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), its 2003 Employment Inducement Award Plan (“EIAP”), its 2002 Stock Bonus Plan (“SBP”), and a number of stock-based compensation plans assumed by the Company pursuant to acquisitions. The Compensation Committee operates under a charter, which is available on the Company’s web site.
      Our executive compensation program is designed to be market competitive while meeting the primary goals of attracting and retaining well-qualified individuals. Significant portions of executive compensation are tied to achieving targets for revenue growth and operating margin, and to aligning our executives’ interests with those of our stockholders through the use of stock-based compensation. The Compensation Committee retains the services of a qualified executive compensation consulting firm in connection with its work.
      In fiscal 2005, our executive compensation program consisted of three core components: annual base salary, participation in our cash incentive bonus plan, and the opportunity to receive equity awards under the Company’s stock-based compensation plans.
      Executive officers were eligible to participate in the same health and welfare benefits plans as our general employee population. These include group health and life insurance, participation in the employee stock purchase and 401(k) plans, and the potential for a profit sharing contribution to the 401(k) accounts made at the discretion of the Board of Directors. Executive officers were also eligible to participate in a Supplemental

Retirement and Savings Plan, pursuant to which participants may annually defer up to 25% of their base pay and up to 75% of their incentive pay and bonuses on a pre-tax basis until retirement or disability. Deferred amounts are credited with earnings based on specified benchmark funds.
Annual Base Salary
      The Compensation Committee determines the annual base salary of each of our executive officers, including the Chief Executive Officer, subject to the provisions of any employment agreements, which also must be approved by the Compensation Committee. Salaries are adjusted annually by considering the officer’s duties and responsibilities, the officer’s demonstrated ability to impact the Company’s operations and profitability, the officer’s experience and past individual performance, operational and strategic Company performance, competitive market practices and internal equity factors.
Incentive Bonus Plans
      Substantially all of the Company’s employees participate in incentive plans based on the Company’s performance against established incentive plan goals for revenue growth and operating margin set by the Board of Directors at the commencement of each fiscal year. For fiscal 2005, three such plans were approved by the Board of Directors: the Broad-Based Incentive Plan, for non-executive employees (“BBIP”); the Sales Incentive Plan, for sales employees (“SIP”); and the Management Incentive Plan, for vice presidents and certain other senior leaders (“MIP”) (collectively, the “Incentive Plans”). The Incentive Plans were amended as of April 1, 2005, to provide greater flexibility to the Company in the timing, calculation and payment of cash bonus awards accrued during any given fiscal year, although the performance goals remained unchanged. The BBIP and MIP provided for quarterly payouts, with a pool of funds available for distribution based upon the Company’s performance against pre-established goals, and the payout range assigned to individual participants in each plan based upon the participant’s scope of responsibility. The midpoint of a participant’s payout range represented his or her targeted payout level, with this value increasing commensurate with his or her level of responsibility. The Compensation Committee sets the incentive compensation payout range for each of the executive officers. The SIP provided for payouts based upon the achievement of individually assigned goals established by Company management at the beginning of the fiscal year. Employees with roles involving the direct generation of new business had goals with specific financial quotas and targeted incentive earnings, and monthly incentive awards were tied to the generation of new business. Employees with roles involving primarily pre-sales or other support activities had goals focused on the achievement of key milestones and were eligible for quarterly awards.
      During fiscal 2005, the MIP involved two performance factors: a quarterly evaluation of the Company’s actual performance in relation to revenue growth and operating margin goals previously established by the Board of Directors; and the Committee’s semi-annual assessment of individual participant performance. Company performance against established incentive plan goals determined the size of the overall incentive pool available for payout each quarterly cycle, while individual participant performance determined the point in each participant’s payout range used for incentive calculation.
      Because Company performance was below targeted levels in the first and second quarters of fiscal 2005, no incentive bonus plan awards were paid under the BBIP and MIP for that period to any Company employee, consistent with the Compensation Committee’s philosophy of maximizing the alignment between management’s compensation and growth in stockholder value. In the third and fourth quarters of fiscal 2005, the Company’s performance supported the payment of incentive bonus payments for both quarters. Payments to all participants in the BBIP and MIP were $3.0 million in each of these two quarters, or $6.0 million in total.
Stock-Based Compensation Plans
      The Compensation Committee administers the LTIP, the EIAP, the SBP, and certain other stock-based compensation plans assumed through acquisitions as described below. The primary purpose of these plans is to align the interests of the Company’s workforce, including management, with the interests of its stockholders.

Individual awards under all of these plans are granted based on assigned level of responsibility and individual performance.
      The LTIP is the principle vehicle by which stock-based compensation is awarded to our employees and executive officers. Awards under the LTIP are made to prospective employees to induce them to accept employment with the Company, and to existing employees to recognize individual contributions and to foster retention. Grants under the LTIP, including grants to senior executives, are designed to meet these objectives. The options awarded under the LTIP to Messrs. Grudnowski, Brebach, Chiappetta, Osborne and Rosenberger in fiscal 2005 are reflected in this Proxy Statement, in the table captioned “Option Grants in Last Fiscal Year.”
      The EIAP was adopted in November 2003 following a detailed analysis of our anticipated acquisition-driven growth and a determination that existing equity plans would provide an insufficient number of options to effectively support this growth. The EIAP was initially used to grant options to new hires below the executive officer level, outside the acquisition context. In May 2004, the Compensation Committee determined to use the plan solely for acquisition-related grant activity. Under both the LTIP and the EIAP, the Compensation Committee may award our executive officers options to purchase our Common Stock or shares of restricted stock. The exercise price for all options granted under these plans must be at least equal to the fair market value of the shares on the date of grant. Grants under both plans typically vest over an extended period of time, consistent with the Compensation Committee’s desire to foster retention. On November 15, 2004, the Compensation Committee approved the grant of 575,000 stock options under the EIAP to employees who joined the Company in connection with the Company’s acquisition of Braun Consulting, Inc. (“Braun”). In connection with the Braun acquisition, the Compensation Committee also approved, effective as of November 15, 2004, an award under the EIAP of 25,000 shares of restricted stock to Steve Braun, a former executive officer of the Company. All grants in connection with the Braun Acquisition are subject to vesting in four equal, annual installments, except the shares and options awarded to Mr. Braun which were subject to vesting in 50% increments on November 10, 2006, and November 10, 2008. The options granted to Mr. Braun were forfeited without being exercised and his restricted stock was forfeited following the termination of his employment.
      The SBP was adopted to provide stock-driven incentives to key employees to motivate and reward the successful completion of the acquisition of HNC Software, Inc. (“HNC”) and integration of the HNC business. Under this plan, the Compensation Committee may award stock to key employees, subject to terms and conditions, including vesting requirements and price, specified by the Compensation Committee at the time of the award and memorialized in a written agreement between the Company and the recipient. After the initial 2002 awards under the SBP, no further shares were available for award under this plan, and new shares would only be available to the extent that the initial awards were forfeited before the restrictions lapsed. In 2003, 2004 and 2005, no awards of restricted stock were made under this plan.
      In certain cases where we accomplished acquisitions by purchasing the stock of the acquired entity, some of our senior executives who were employees of these companies hold options originally granted under plans of the predecessor entity.
      The Compensation Committee determined that certain terms of the LTIP and the EIAP, as well as the HNC Software, Inc. 2001 Equity Incentive Plan which the Company had assumed in the HNC acquisition, were not desirable. On May 10, 2005, the Compensation Committee elected to amend these plans to remove loan provisions which had provided for the possibility of loans to plan participants for the purpose of acquiring shares.
Limits on Tax-Deductible Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to our Chief Executive Officer and four highest paid executives employed at the last day of the fiscal year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company has not adopted any formal policy with respect to Section 162(m), although the Compensation Committee generally structures compensation to be deductible and considers the cost and value to the Company in making compensation decisions that could result in non-deductibility. The Compensation Committee has on occasion made decisions that have resulted or may result in non-deductible compensation. The Compensation Committee believes that these decisions were appropriate and in the best interests of the Company.
CEO Compensation
      A new employment agreement was entered into with Thomas G. Grudnowski on January 30, 2004, (the “Grudnowski Employment Agreement”) in connection with the continued employment of Mr. Grudnowski as the Company’s Chief Executive Officer. The underlying philosophy of this agreement is consistent with the philosophy generally applicable to all of the Company’s executive officers, as described above in this report. A more detailed description of the terms of the Grudnowski Employment Agreement is contained elsewhere in this Proxy Statement under the heading “Executive Officer Employment Agreements — Thomas G. Grudnowski.”
      On each of October 20, 2004, and October 20, 2005, as part of Mr. Grudnowski’s annual performance reviews, additional options to purchase 150,000 shares and 200,000 shares, respectively, of Common Stock were granted under the LTIP to Mr. Grudnowski based on the formula set out in the Grudnowski Employment Agreement. All of Mr. Grudnowski’s options under the Grudnowski Employment Agreement vest in three equal installments on each of the first three anniversaries of the date of the grant, and expire if unexercised by April 30, 2011.
      The Compensation Committee took action on December 20, 2005, to determine Mr. Grudnowski’s incentive bonus for fiscal 2005 under the criteria established by the Committee as contemplated by the Grudnowski Employment Agreement. The Compensation Committee awarded Mr. Grudnowski an annual bonus of $850,000 for fiscal 2005. The Compensation Committee based this bonus award on the Company’s strong financial performance, including net income, earnings per share (“EPS”) and revenue components over fiscal 2004, and Mr. Grudnowski’s achievement of established strategic goals, including the expansion of the organization’s executive leadership and the development of growth opportunities in new vertical markets.
      On December 20, 2005, the Compensation Committee also increased Mr. Grudnowski’s annual base salary by 5.6% to $660,000 with an effective date of November 19, 2005. The increase was made in conjunction with the Compensation Committee’s annual base salary review and adjustment process for Mr. Grudnowski as contemplated by the Grudnowski Employment Agreement, and the effective date determination is consistent with that used for other Company employees as part of the Company’s annual performance review process.
Tony C. Christianson
Alex W. Hart
Margaret L. Taylor (Chair)
Compensation Committee Interlocks and Insider Participation
      Tony C. Christianson, Alex W. Hart, and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2005. Mr. Philip G. Heasley also served as a member of this committee from the start of our fiscal year though April 22, 2005, on which date he resigned from the Board. Messrs. Christianson, Hart and Heasley and Ms. Taylor are and were non-employee directors. None of our executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during the fiscal year ended September 30, 2005.

PERFORMANCE GRAPH
      The following graph shows the total stockholder return of an investment of $100 in cash on September 30, 2000, in (a) the Company’s Common Stock, (b) the Research Data Group, Inc. Indices for the Standard & Poors’ 500 Stocks (U.S. Companies), and (c) the Standard & Poors’ 500 Application Software Index, in each case with reinvestment of dividends. These indices relate only to stock prices and do not purport to afford direct comparison of the business or financial performance of the companies. We do not believe there are any publicly traded companies that compete with us across the full spectrum of our product and service offerings.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
Among Fair Isaac Corporation,
the S&P 500 Index, and the S&P Application Software Index
INDEXED RETURNS
Total Return to Shareholders
(Includes reinvestment of dividends)

	Years Ending September 30

Company/Index	2000	2001	2002	2003	2004	2005

FAIR ISAAC CORP	100	166.19	172.92	312.26	232.43	357.38
S&P 500 INDEX	100	73.38	58.35	72.58	82.65	92.78
S&P 500 APPLICATION SOFTWARE	100	32.19	23.36	33.24	34.43	47.84
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act, and the rules of the SEC thereunder, require our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of their ownership and changes in ownership of our Common Stock with the SEC. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      One of Mr. Grudnowski’s children is employed as an attorney in the Company’s legal department and was paid total compensation in excess of $60,000 in fiscal 2005. This compensation is consistent with the Company’s compensation policies, and the Company believes that it is also consistent with prevailing market rates for comparable positions.
SUBMISSION OF PROPOSALS OF STOCKHOLDERS
      Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2007 Annual Meeting of Stockholders, the proposal must be received at our Office of the Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 8, 2006, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to the Office of the Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.
      In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought before the 2007 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to the Office of the Secretary and must otherwise comply with our By-laws. Our By-laws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not fewer than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (a) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (b) two days prior to the scheduled meeting date.

By Order of the Board of Directors

Andrea M. Fike
Vice President, General Counsel and Secretary
Dated: December 30, 2005

EXHIBIT A
FAIR ISAAC CORPORATION
AUDIT COMMITTEE CHARTER
Amended and Restated as of November 21, 2005
Purpose
The Audit Committee (the “Committee”) is appointed by the Board to oversee and assist the Board in overseeing (1) the integrity of the financial statements of Fair Isaac Corporation (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements.
Committee Membership
The Audit Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence requirements of the New York Stock Exchange and shall be financially literate, each as determined by the Board. At least one member of the Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission (“Commission”) rules.
The members of the Committee shall be appointed by the Board on the recommendation of the Governance, Nominating and Executive Committee. Audit Committee members may be replaced by the Board.
Committee Processes
The Audit Committee shall be presided over by a Chair selected by the Board or, in the absence of such selection, by the Committee’s members. The Chair, in consultation with the members of the Audit Committee, will determine the frequency and length of the Committee’s meetings and develop the Committee’s agenda.
The Audit Committee shall meet as often as it determines necessary or appropriate, but not less frequently than quarterly. The Audit Committee shall meet in executive session at least quarterly and shall meet periodically with management, the internal auditors, the independent auditor, and the General Counsel in separate executive sessions. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members as appropriate.
The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
Committee Authority and Responsibilities
Among its duties and responsibilities, the Audit Committee shall:
     Financial Statement and Disclosure Matters

1. Meet to review and discuss with management and the independent auditor the annual audited financial statements, including reviewing the specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including reviewing the specific disclosures made in management’s discussion and analysis and the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4. Review and discuss quarterly reports from the independent auditors required by Commission rules and applicable professional standards.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and the Company’s policies regarding (a) earnings press releases, and (b) financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any significant events, transactions or changes in accounting principles or estimates that potentially affect the quality of financial reporting, difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8. Receive reports from the independent auditor and management regarding the Company’s internal controls, and review and discuss the adequacy and effectiveness of the Company’s internal controls, including disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9. Receive reports from management regarding the Company’s disclosure controls and procedures, and review and oversee the adequacy and effectiveness of the Company’s disclosure controls and procedures.

10. Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

     Oversight of the Company’s Relationship with the Independent Auditor

11. Be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). In this regard, the Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and the independent auditor shall report directly to the Audit Committee.

12. Evaluate the qualifications, performance and independence of the independent auditor, including reviewing and evaluating the lead partner of the independent auditor team.

13. Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor and establish policies and procedures for the pre-approval of auditing and permitted non-audit services to be provided by the independent auditor.

14. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company and any other relationships that could impact independence.

15. Oversee the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and regulation.

16. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

17. Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

18. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
     Oversight of the Company’s Internal Audit Function

19. Be responsible for the appointment and replacement of the senior internal auditing executive.

20. Review the significant reports to management prepared by the internal auditing department and management’s responses.

21. Discuss with the independent auditor and management any recommended changes in the planned scope of the internal audit and the responsibilities, budget and staff of the internal audit department, which shall report to the Audit Committee and coordinate activities administratively through the CFO.
     Compliance Oversight Responsibilities

22. Oversee the Company’s compliance program, including the Company’s codes of conduct, and periodically review compliance with the codes of conduct.

23. Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.
Limitation of Audit Committee’s Role
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. The Audit Committee is entitled to rely on the information provided by the Company’s management and the advice of professional experts and counselors.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors

FOR ALL NOMINEES BELOW (except as indicated)	WITHHOLD FOR ALL NOMINEES BELOW (except as indicated)
☐	☐

Nominees:	01 A. George Battle,	02 Andrew Cecere,
	03 Tony J. Christianson,	04 Thomas G. Grudnowski,
	05 Alex W. Hart,	06 Guy R. Henshaw,
	07 William J. Lansing,	08 Margaret L. Taylor
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

I plan to attend the Meeting:	☐
3.	In their discretion upon such other business as may properly come before the meeting.

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)

Signature(s)	Dated	, 2006	Title or Authority

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 days a Week
Internet and Telephone voting is available through 11:59PM Eastern Time the business day prior to annual meeting day.
Your internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/fic Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report
and Proxy Statement on the
internet at www.fairisaac.com.
If you vote your proxy by internet or telephone,
you do NOT need to mail back your proxy card.

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

PLEASE ADMIT:

Admission Ticket

FAIR ISAAC CORPORATION
2006 ANNUAL MEETING
OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.
NON-TRANSFERABLE

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 6, 2006
     The undersigned hereby appoints Andrea M. Fike, Nancy E. Fraser or Thomas G. Grudnowski or any of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 6, 2006, or any postponement or adjournment thereof.
THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” ITEM 2.
(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Admission Ticket

FAIR ISAAC CORPORATION
2006 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.